ALBERT WONG & Co.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dan Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LLB.,
CPA(Practising)

ACCOUNTANTS’ LETTER OF ACKNOWLEDGMENT

To:	The board of directors and shareholders of
Yanglin Soybean Inc.

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Yanglin Soybean, Inc. and its subsidiaries for the periods ended September 30, 2008 and 2007, as indicated in our report dated October 30, 2008, because we did not perform an audit and we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, is incorporated by reference in Registration Statement No. 333-150822 of Yanglin Soybean, Inc. on Form S-1/A (Amendment No. 3).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Section 7 and 11 of that Act.

Hong Kong, China	Albert Wong & Co.
November 4, 2008	Certified Public Accountants